EXHIBIT 15: LETTER REGARDING UNAUDITED INTERIM
                         FINANCIAL INFORMATION

March 14, 1996

To VICORP Restaurants, Inc.:

We are aware that VICORP Restaurants, Inc. has incorporated by reference into the Company's previously filed
Registration Statement File Nos. 33-26650, 33-32608, 33-34447,
33-48205 and 33-49166, its Form 10-Q for the quarter ended January 31, 1996, which includes our report dated February 21, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


s/s Arthur Andersen LLP
    -------------------
    ARTHUR ANDERSEN LLP